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                                                                      EXHIBIT 11


                           DELL COMPUTER CORPORATION
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)


                                                                FISCAL YEAR ENDED
                                                      -------------------------------------
                                                      JANUARY 28,  JANUARY 29,  JANUARY 30,
                                                         1996         1995         1994
                                                      -----------  -----------  -----------
Primary earnings per common share:

Calculation of weighted average shares(a):
  Weighted average shares of Common Stock
    outstanding                                           90.0         77.3         74.7
  Weighted average shares of common stock
    equivalents, utilizing the treasury stock method       7.1          5.8           --
                                                         -----        -----       ------
  Weighted average shares outstanding                     97.1         83.1         74.7
                                                         =====        =====       ======

Earnings:
  Net income (loss) available to common stockholders     $ 260        $ 140       $  (40)
                                                         =====        =====       ======

Earnings (loss) per common share (a)(b)                  $2.67        $1.69       $(0.53)
                                                         =====        =====       ======

Fully diluted earnings per common share:

Calculation of weighted average shares(a):
  Weighted average shares of Common Stock
    outstanding                                           90.0         77.3           --
  Weighted average shares of common stock
    equivalents, utilizing the treasury stock method       6.8          6.8           --
  Assumed conversion of preferred stock                    1.9(c)      10.5           --
                                                         -----        -----       ------
  Weighted average shares outstanding                     98.7         94.6           --
                                                         =====        =====       ======

Earnings:
  Net income (loss) available to common stockholders     $ 260        $ 140       $   --
  Add: preferred dividends                                   1(d)         9           --
                                                         -----        -----       ------
  Adjusted net income (loss) available to common
    stockholders                                         $ 261        $ 149       $   --
                                                         =====        =====       ======

Earnings (loss) per common share (a)(b)                  $2.65        $1.58       $   --(e)
                                                         =====        =====       ======



(a) All share and per share inormation has been retroactively restated to reflect the two-for-one split of the Common Stock in October 1995. See
     Note 8 of Notes to Consolidated Financial Statements.



(b) Earnings (loss) per common share was calculated using the underlying data in thousands.



(c) Assumes conversion, at the beginning of fiscal 1996, of the 60,000 shares of outstanding Convertible Preferred Stock and assumes conversion of the remaining Convertible Preferred Stock (those shares which were converted in March 1995) for the period from the beginning of fiscal 1996 to the actual conversion date.



(d) Preferred dividends are exclusive of the conversion premium and expenses of the conversion offer.



(e) Computation of fully diluted earnings per share is not shown since the effect of certain potentially dilutive securities would be antidilutive.